EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (Form S-3) dated December 15, 2005 and related Prospectus of Medis Technologies Ltd. and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements of Medis Technologies Ltd., Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medis Technologies Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

December 13, 2005	By:	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer Tel-Aviv, Israel A Member of Ernst & Young Global